Exhibit 99.1

AMERICAN GREETINGS ANNOUNCES SECOND QUARTER EARNINGS

CLEVELAND (September 27, 2011) – American Greetings Corporation (NYSE: AM) today announced its results for the second fiscal quarter ended August 26, 2011.

Second Quarter Results

For the second quarter of fiscal 2012, the Company reported total revenue of $368.8 million, pre-tax income of $25.0 million, and net income of $14.5 million or 35 cents per share (all per-share amounts assume dilution). Compared to the prior year, revenue increased approximately $26 million. Included within these results was a pre-tax benefit from the sale of certain minor characters in our intellectual property portfolio of $4.5 million (after-tax of approximately $2.8 million) or approximately 7 cents per share.

For the second quarter of fiscal 2011, the Company reported total revenue of $342.8 million, pre-tax income of $17.0 million, and net income of $8.5 million or 21 cents per share. During the quarter, the Company incurred pre-tax costs associated with the integrations of Papyrus and Recycled Paper Greetings of $5.2 million (after-tax of approximately $3.2 million) or approximately 8 cents per share.

Management Comments and Outlook

Chief Executive Officer Zev Weiss said, “I am very pleased with our innovative new products and revenue growth this quarter, which resulted in market share gains both domestically and internationally. As we look at the balance of this year, we are certainly more cautious than we were at the beginning of the year about the global economy and the effect it is having on the consumer. However, while this could create earnings volatility during the second half of the year, we remain steadfast in our investments to continue our product leadership and remain focused on our longer term goals.”

Financing Activities

Under the Company’s $75 million share repurchase program, during the second fiscal quarter the Company purchased approximately 0.5 million shares of its common stock for about $11.1 million. The share repurchases this second fiscal quarter are a continuation of a multi-year effort where the Company has reduced its diluted share count by about 50 percent over the past six-and-a-half years.

Conference Call on the Web

American Greetings will broadcast its conference call live on the Internet at 9:00 a.m. Eastern time today. The conference call will be accessible through the Investors section of the American Greetings Web site at http://investors.americangreetings.com. A replay of the call will be available on the site.

About American Greetings Corporation

For more than 100 years, American Greetings Corporation (NYSE: AM) has been a creator and manufacturer of innovative social expression products that assist consumers in enhancing their relationships to create happiness, laughter and love. The Company’s major greeting card lines are American Greetings, Carlton Cards, Gibson, Recycled Paper Greetings and Papyrus, and other paper product offerings include DesignWare party goods and American Greetings and Plus Mark gift-wrap and boxed cards. American Greetings also has one of the largest collections of electronic greetings on the Web, including cards available at AmericanGreetings.com through AG Interactive, Inc. (the Company’s online division). In addition to its product lines, American Greetings also creates and licenses popular character brands through the American Greetings Properties group. Headquartered in Cleveland, Ohio, American Greetings generates annual revenue of approximately $1.6 billion, and its products can be found in retail outlets worldwide. For more information on the Company, visit http://corporate.americangreetings.com.

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CONTACT:

Gregory M. Steinberg

Treasurer and Executive Director of Investor Relations

American Greetings Corporation

216-252-4864

investor.relations@amgreetings.com

Non-GAAP Measures

Certain after-tax and earnings per share amounts included in this earnings release may be considered non-GAAP measures under the Securities and Exchange Commission’s Regulation G. The after-tax amounts were calculated based on the Company’s statutory tax rate of approximately 38.9%. The earnings per share amount were calculated based on the average number of common shares outstanding assuming dilution for the period presented. Management believes that after-tax and earnings per share information is useful in analyzing the Company’s results.

Factors That May Affect Future Results

Certain statements in this release, including those under Management Comments and Outlook, may constitute forward-looking statements within the meaning of the Federal securities laws. These statements can be identified by the fact that they do not relate strictly to historic or current facts. They use such words as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. These forward-looking statements are based on currently available information, but are subject to a variety of uncertainties, unknown risks and other factors concerning the Company’s operations and business environment, which are difficult to predict and may be beyond the control of the Company. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company’s future financial performance, include, but are not limited to, the following:

•	a weak retail environment and general economic conditions;

•	competitive terms of sale offered to customers;

•	retail consolidations, acquisitions and bankruptcies, including the possibility of resulting adverse changes to retail contract terms;

•

the timing and impact of expenses incurred and investments made to support new retail or product strategies as well as new product introductions and achieving the desired benefits from those investments;

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•	the timing of investments in, together with the ability to successfully implement or achieve the desired benefits associated with, any information systems refresh the Company may implement;

•	the timing and impact of converting customers to a scan-based trading model;

•	the ability to achieve the desired benefits associated with the Company’s cost reduction efforts;

•	Schurman Fine Papers’ ability to successfully operate its retail operations and satisfy its obligations to the Company;

•	consumer acceptance of products as priced and marketed;

•	the impact of technology, including social media, on core product sales;

•	escalation in the cost of providing employee health care;

•	the Company’s ability to achieve the desired accretive effect from any share repurchase programs;

•	the Company’s ability to comply with its debt covenants;

•	fluctuations in the value of currencies in major areas where the Company operates, including the U.S. Dollar, Euro, U.K. Pound Sterling, and Canadian Dollar; and

•	the outcome of any legal claims known or unknown.

Risks pertaining specifically to AG Interactive include the viability of online advertising, subscriptions as revenue generators, and the ability to adapt to rapidly changing social media and the digital photo sharing space.

In addition, this release contains time-sensitive information that reflects management’s best analysis as of the date of this release. American Greetings does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in the Company’s periodic filings with the Securities and Exchange Commission, including the “Risk Factors” section of the Company’s Fiscal 2011 Annual Report on Form 10-K.

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AMERICAN GREETINGS CORPORATION

SECOND QUARTER CONSOLIDATED STATEMENT OF INCOME

FISCAL YEAR ENDING FEBRUARY 29, 2012

(In thousands of dollars except share and per share amounts)

	(Unaudited)
	Three Months Ended		Six Months Ended
	August 26, 2011	August 27, 2010	August 26, 2011	August 27, 2010

Net sales	$359,741	$333,339	$756,517	$725,444
Other revenue	9,052	9,480	14,625	13,683

Total revenue	368,793	342,819	771,142	739,127

Material, labor and other production costs	158,198	145,713	316,127	303,726
Selling, distribution and marketing expenses	125,089	112,318	248,381	229,869
Administrative and general expenses	60,926	62,193	126,224	128,225
Other operating income - net	(5,122)	(936)	(6,045)	(1,530)

Operating income	29,702	23,531	86,455	78,837

Interest expense	5,763	6,718	11,887	12,920
Interest income	(310)	(197)	(631)	(410)
Other non-operating income - net	(704)	(3)	(544)	(1,703)

Income before income tax expense	24,953	17,013	75,743	68,030
Income tax expense	10,477	8,481	28,674	28,659

Net income	$14,476	$8,532	$47,069	$39,371

Earnings per share - basic	$0.36	$0.21	$1.16	$0.99

Earnings per share - assuming dilution	$0.35	$0.21	$1.12	$0.96

Average number of common shares outstanding	40,696,961	40,026,649	40,598,659	39,832,609

Average number of common shares outstanding - assuming dilution	41,688,787	40,875,329	41,842,760	40,861,761

Dividends declared per share	$0.15	$0.14	$0.30	$0.28

AMERICAN GREETINGS CORPORATION

SECOND QUARTER CONSOLIDATED STATEMENT OF FINANCIAL POSITION

FISCAL YEAR ENDING FEBRUARY 29, 2012

(In thousands of dollars)

	(Unaudited)
	August 26, 2011	August 27, 2010

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$209,326	$133,834
Trade accounts receivable, net	111,691	89,408
Inventories	248,805	189,366
Deferred and refundable income taxes	45,029	61,742
Assets held for sale	5,282	13,711
Prepaid expenses and other	110,598	113,112

Total current assets	730,731	601,173

GOODWILL	29,044	29,929
OTHER ASSETS	430,344	413,808
DEFERRED AND REFUNDABLE INCOME TAXES	129,594	153,775

Property, plant and equipment - at cost	872,455	845,497
Less accumulated depreciation	620,875	607,215

PROPERTY, PLANT AND EQUIPMENT - NET	251,580	238,282

	$1,571,293	$1,436,967

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$118,162	$88,668
Accrued liabilities	56,056	59,283
Accrued compensation and benefits	47,916	48,287
Income taxes payable	15,812	23,052
Other current liabilities	97,602	87,872

Total current liabilities	335,548	307,162

LONG-TERM DEBT	233,970	231,525
OTHER LIABILITIES	184,259	190,457
DEFERRED INCOME TAXES AND NONCURRENT INCOME TAXES PAYABLE	32,740	32,194

SHAREHOLDERS’ EQUITY
Common shares - Class A	37,561	37,137
Common shares - Class B	2,781	2,923
Capital in excess of par value	507,256	482,035
Treasury stock	(962,747)	(951,682)
Accumulated other comprehensive income (loss)	764	(30,815)
Retained earnings	1,199,161	1,136,031

Total shareholders’ equity	784,776	675,629

	$1,571,293	$1,436,967

AMERICAN GREETINGS CORPORATION

SECOND QUARTER CONSOLIDATED STATEMENT OF CASH FLOWS

FISCAL YEAR ENDING FEBRUARY 29, 2012

(In thousands of dollars)

	(Unaudited)
	Six Months Ended
	August 26, 2011	August 27, 2010

OPERATING ACTIVITIES:
Net income	$47,069	$39,371
Adjustments to reconcile net income to cash flows from operating activities:
Stock-based compensation	5,362	6,261
Net gain on dispositions	(4,500)	(254)
Net gain on disposal of fixed assets	(484)	(1,268)
Depreciation and intangible assets amortization	19,986	20,463
Deferred income taxes	4,039	10,618
Other non-cash charges	1,814	1,949
Changes in operating assets and liabilities, net of acquisitions:
Trade accounts receivable	12,829	44,279
Inventories	(64,515)	(24,908)
Other current assets	4,258	(2,169)
Income taxes	2,785	15,125
Deferred costs - net	16,400	27,905
Accounts payable and other liabilities	(8,751)	(54,639)
Other - net	(63)	5,814

Total Cash Flows From Operating Activities	36,229	88,547

INVESTING ACTIVITIES:
Property, plant and equipment additions	(26,951)	(14,128)
Cash payments for business acquisitions, net of cash acquired	(5,992)	—
Proceeds from sale of fixed assets	2,567	2,997
Proceeds from escrow related to party goods transaction	—	25,151
Proceeds from sale of intellectual properties	4,500	—

Total Cash Flows From Investing Activities	(25,876)	14,020

FINANCING ACTIVITIES:
Net decrease in long-term debt	—	(98,250)
Net decrease in short-term debt	—	(1,000)
Sale of stock under benefit plans	12,222	16,540
Excess tax benefits from share-based payment awards	2,370	2,485
Purchase of treasury shares	(20,791)	(13,052)
Dividends to shareholders	(12,176)	(11,127)
Debt issuance costs	—	(2,917)

Total Cash Flows From Financing Activities	(18,375)	(107,321)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	1,510	639

DECREASE IN CASH AND CASH EQUIVALENTS	(6,512)	(4,115)

Cash and Cash Equivalents at Beginning of Year	215,838	137,949

Cash and Cash Equivalents at End of Period	$209,326	$133,834

AMERICAN GREETINGS CORPORATION

SECOND QUARTER CONSOLIDATED SEGMENT DISCLOSURES

FISCAL YEAR ENDING FEBRUARY 29, 2012

(In thousands of dollars)

	(Unaudited)
	Three Months Ended		Six Months Ended
	August 26, 2011	August 27, 2010	August 26, 2011	August 27, 2010
Total Revenue:
North American Social Expression Products	$262,944	$252,158	$566,280	$560,467

International Social Expression Products	75,891	54,736	146,096	112,309

AG Interactive	16,177	18,167	32,786	36,721

Non-reportable segments	13,781	17,758	25,980	29,630

	$368,793	$342,819	$771,142	$739,127

Segment Earnings (Loss):
North American Social Expression Products	$25,699	$28,627	$84,993	$92,690

International Social Expression Products	2,468	1,325	5,771	4,159

AG Interactive	4,597	2,886	7,233	5,258

Non-reportable segments	10,493	3,317	15,099	5,469

Unallocated	(18,304)	(19,142)	(37,353)	(39,546)

	$24,953	$17,013	$75,743	$68,030